EXHIBIT 11

                         Sales Plan


Sales Plan dated November 3, 2003 (this "Sales Plan") between Robert J. Murray ("Seller") and Quick & Reilly, Inc.
("Q&R"), acting as agent for Seller.

A.   Recitals

     1. This Sales plan is entered into between Seller and Q&R for the purpose of establishing a trading plan that complies with the requirements of Rule
     10b5-1c(1) under the Securities Exchange Act of
     1934, as amended (the "Exchange Act").

     2. Seller is establishing this Sales Plan in order to permit the orderly disposition of a portion of Seller's holdings of the common stock, par value $1.00 per share (the "Stock"), of New England Business Service, Inc. (the "Issuer") that Seller has the right to acquire under the outstanding stock options issued by the Issuer listed on Schedule A hereto (the "Options").

B.  Seller's Representations, Warranties and Covenants

     1.As of the date hereof, Seller is not aware of any material nonpublic information concerning the Issuer or its securities. Seller is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

     2.The securities to be sold under this Sales Plan are owned free and clear by Seller (subject, in the case of shares underlying Options, only to the compliance by Seller with the exercise provisions of such Options) and are not subject to any agreement granting any pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or any other limitation on disposition, other than those which may have been entered into between Seller and Q&R or imposed by Rules 144 or 145 under the Securities Act of 1933, as amended (the "Securities Act").

     3.While this Sales Plan is in effect, Seller agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Sales Plan and agrees not to alter or deviate from the terms of this Sales Plan.

     4.Seller agrees that Seller shall not, directly or indirectly, communicate any information relating to the Stock or the Issuer to any employee of Q&R or its affiliates who is involved, directly or indirectly, in executing this Sales Plan at any time while this Sales Plan is in effect.

     5.Seller agrees to provide Q&R with a certificate dated as of the date hereof and signed by the Issuer substantially in the form of Exhibit A hereto prior to commencement of the Plan Sales Period (as defined below).

     6.Seller agrees to notify Q&R by calling the Q&R officer designated in paragraph G.5 below, at the telephone number set forth therein as soon as practicable if Seller becomes aware of the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit A hereto. Such notice shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to Seller and shall not in any way communicate any material nonpublic information about the Issuer or its securities to Q&R. Such notice shall be in addition to the notice required to be given to Q&R by the Issuer pursuant to the certificate set forth as Exhibit A hereto.

     7.The execution and delivery of this Sales Plan by Seller and the transactions contemplated by this Sales Plan will not contravene any provision of applicable law or any agreement or other instrument binding on Seller or any of Seller's affiliates or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Seller or Seller's affiliates.

     8.Seller has consulted with Seller's own advisors as to the legal, tax, business, financial and related aspects of and has not relied upon Q&R or any person affiliated with Q&R in connection with Seller's adoption and implementation of this Sales Plan. Seller acknowledges that Q&R is not acting as a fiduciary or an advisor for Seller.

     9.Seller agrees that until this Sales Plan has been terminated, Seller shall not, without providing prior written notice to Q&R, (i) enter into a binding contract with respect to the purchase or sale of Stock with another broker, dealer or financial institution (each, a "Financial Institution"), (ii) instruct another Financial Institution to purchase or sell Stock or (iii) adopt a plan for trading with respect to Stock other than this Sales Plan.

    10. (a)Seller agrees to make all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act in a timely manner, to the extent any such filings are applicable to Seller. To ensure that Seller is able to comply with the foregoing requirements, Q&R agrees to use its best efforts to notify the Issuer of all sales of Stock pursuant to this Sales Plan by the close of business on the day any such sale occurs, but in no event later than 10:00 a.m. on the business day immediately following the day of such sale. Such notice shall include the date of sale, the number of shares sold, and the sales price(s), and shall be directed to the General Counsel of the Issuer, or such other person as Issuer may designate from time to time.

           (b)Seller agrees that Seller shall at all times during the Plan Sales Period
           (as defined below), in connection with the Performance of this Sales Plan, comply with all applicable laws, including, without limitation,
           Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

     11. (a)Seller represents and warrants that the Stock to be sold pursuant to thisSales Plan is currently eligible for sale under Rule 144 or145, subject to the volume, manner of sale and notice provisions contained therein.

           (b)Seller agrees not to take, and agrees to cause any person or entity with which Seller would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 not to take, any action that would cause the sales hereunder not to meet all applicable requirements of Rule
           144.

           (c)Seller agrees to complete, execute and deliver to Q&R Forms 144 for the sales to be effected under this Sales Plan at such times and in such numbers as Q&R shall request and Q&R agrees to file such Forms 144 on behalf of Seller as required by applicable law. Seller understands and agrees that Q&R shall make one Form 144 filing at the beginning of each three-month period commencing upon the first Sales Day under this Sales Plan.

           (d)Seller hereby grants Q&R a power of attorney to complete and/or file on behalf of Seller any required Forms 144. Notwithstanding such power of attorney, Seller acknowledges that Q&R shall have no obligation to complete or file Forms 144 on behalf of Seller except as set forth in subparagraph c.

           (e)Q&R agrees to conduct all sales pursuant to this Sales Plan in accordance with the manner of sales requirement of Rule 144 of the Securities Act and in no event shall Q&R effect any sale if such sale would exceed the then-applicable amount limitation under Rule 144, assuming Q&R's sales pursuant to this Sales Plan and sales of which Q&R has been given notice pursuant to paragraph B.9 above are the only sales subject to that limitation.

  12. Seller acknowledges and agrees that Seller does not have, and shall not attempt to exercise, any influence over how, when or whether to effect sales of Stock pursuant to this Sales Plan.

C.  Implementation of the Plan

   1. Seller hereby appoints Q&R to sell shares of Stock pursuant to the terms and conditions set forth below.
       Subject to such terms and conditions, Q&R hereby accepts such appointment.

   2. Q&R is authorized to begin selling Stock pursuant to this Sales Plan on December 3, 2003 and shall cease selling Stock on the earliest to occur of (i) the date on which Q&R receives notice of the death of Seller,
       (ii) the date on which the Issuer or any other person publicly announces a tender or exchange offer with respect to the Stock or a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Issuer as a result of which the Stock is to be exchanged or converted into shares of another company, (iii) the date on which Q&R receives notice of the commencement or impending commencement of any proceedings in respect of or triggered by Seller's bankruptcy or insolvency, (iv) the effective date of any termination notice from Seller pursuant to paragraph D.1 below, and (v) the date that the aggregate number of shares of Stock sold pursuant to this Sales Plan reaches 309,338 shares.

3.     (a)  Q&R shall attempt to sell the Weekly Sale Amount (as
            defined below) for the account of Seller on each Sale Day commencing on December 3, 2003 and running for 101 weeks.

        (b) A "Sale Day" is each Wednesday during the Plan Sales Period, provided that if any Sale Day is not a Trading Day, such Sale Day shall be deemed to fall on the next succeeding Trading Day. A "Trading Day" is any day during the Plan Sales Period that the New York Stock Exchange is open for business.

        (c) Subject to the restrictions set forth in paragraphs C.3(a) above C.3(d) below, Q&R shall sell the Weekly Sale Amount on each Sale Day under ordinary principles of best execution at the then-prevailing market price. The shares are to be sold only if:

             Limit of $33/share is available

        (d) The "Weekly Sale Amount" for any Sale Day shall be the amount set forth by the algorithm below:

             Weekly Sale Amount = 12,000 if (Price NEB prior night close) divided by (Price NEB one week prior) is 5% greater than (Price SPY prior night close) divided by (Price SPY one week prior)] OR

             Weekly Sale Amount = 6,000 if (Price NEB prior night close) divided by (Price of NEB 2 weeks prior) is 5% greater than (Price SPY prior night close) divided by (Price SPY weeks prior) OR

             Weekly Sale Amount = 12,000 if (Price NEB prior night close) divided by (Price of NEB 4 weeks prior) is 10% greater than (Price SPY prior night close) divided by (Price SPY 4 weeks prior) OR

             Weekly Sale Amount = 12,000 if (Number of trading weeks since Dec. 3, 2003 times 3,062) minus
             (Number shares sold in plan thus far) is greater then 32,000.

             Any Weekly Sale Amount cannot be greater then
             12,000 shares.

             If consistent with ordinary principles of best execution or for any other reason, Q&R cannot sell the Weekly Sale Amount on any Sale Day, then the amount of such shortfall will be sold as soon as practicable on the immediately succeeding Trading Day under ordinary principles of best execution; provided that in no event may the amount of the shortfall for any such Sale Day be sold later than the fourth business day after such Sale Day.

             Nevertheless, if any such shortfall exists after the close of trading on the last Trading Day of the Plan Sales Period, Q&R's authority to sell such shares for the account of Seller under this Sales Plan shall terminate.

       (e) The Weekly Sale Amount shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Issuer that occurs during the Plan Sales Period.

4.   Q&R shall not sell Stock hereunder at any time when:

       (i) Q&R, in its sole discretion, has determined that a market disruption, banking moratorium, outbreak or escalation of hostilities or other crisis or calamity has made sales of the Stock impracticable; or

      (ii) Q&R, in its sole discretion, has determined that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Seller or Seller's affiliates (other than any such restriction relating to Seller's possession or alleged possession of material nonpublic information about the Issuer or the Stock); or

     (iii) Q&R has received notice from the Issuer or Seller of the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit A hereto; or

      (iv) Q&R has received notice from Seller to terminate the Sale Plan in accordance with paragraph D.1 below.

  5. (a) Seller agrees to deliver the Stock to be sold pursuant to this Sales Plan, with the amount to be estimated by Seller in good faith, if the Daily Sale Amount is designated as an aggregate dollar amount (the "Plan Shares"), to the extent such Plan Shares are currently owned by Seller, into an account at Q&R in the name of and for the benefit of Seller (the "Plan Account") prior to the commencement of sales under this Sales Plan.

       (b) Seller agrees to make appropriate arrangements with the Issuer and its transfer agent and stock plan administrator to permit Q&R to furnish notice to the Issuer of the exercise of the Options and to have underlying shares delivered to Q&R as necessary to effect sales under this Sales Plan. Seller hereby authorizes Q&R to serve as Seller's agent and attorney-in-fact and, in accordance with the terms of this Sales Plan, to exercise the Options. Seller agrees to complete, execute and deliver to Q&R Stock Option Cashless Exercise Forms, in the form attached hereto as Exhibit B, for the exercise of options pursuant to this Sales Plan at such times and in such numbers as Q&R shall request. Stock received upon exercise of Options shall be delivered to the Plan Account.

       (c) Q&R shall exercise a sufficient number of Options to effect such sales in the manner specified below:

            Exercise first those Options with the lowest exercise price.

       (d) Q&R shall, in connection with the exercise of Options, remit to the Issuer the exercise price thereof along with such amounts as may be necessary to satisfy withholding obligations. These amounts shall be deducted from the proceeds of sale of the Stock, together with interest thereon computed in accordance with Q&R's customary practices.

       (e) To the extent that any Stock remains in the Plan Account after the end of the Plan Sales Period or upon termination of this Sales Plan, Q&R agrees to return such Stock promptly to the Issuer's transfer agent for relegending to the extent that such Stock would then be subject to transfer restrictions in the hands of the Seller.

 6. Q&R shall in no event effect any sale under this Sales Plan if the Stock to be sold is not underlying an Option that is exercised in accordance with the terms of this Sales Plan on the day of such sale.

7. Q&R may sell Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise. Seller agrees that if Q&R is a market maker in the Stock at the time that any sale is to be made under this Sales Plan, Q&R may, at its sole discretion, purchase the Stock from Seller in its capacity as market maker.

D.  Termination

     1.(a) This Sales Plan may be terminated by Seller at any time upon three days prior written notice sent to Q&R by overnight mail and by facsimile at the address and fax number set forth in paragraph G.5 below. Seller agrees that Seller shall not terminate this Sales Plan except upon consultation with Seller's own legal advisors.

        (b) This Sales Plan shall be suspended or, at Q&R's option, terminated, if Q&R receives notice from the Issuer of the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit A hereto.

     2. Seller agrees that Q&R will execute this Sales Plan in accordance with its terms and will not be required to terminate any sales of the Stock unless Q&R has received notice from Seller or the Issuer in accordance with paragraph D.1 above at least three Trading Days prior to the date on which this Sales Plan is to be terminated.

E.  Indemnification:  Limitation of Liability

     1.(a) Seller agrees to indemnify and hold harmless Q&R
           and its directors, officers, employees and
           affiliates from and against all claims, losses,
           damages and liabilities (including, without
           limitation, any legal or other expenses
           reasonably incurred in connection with defending
           or investigating any such action of claim, loss,
           damage or liability) arising out of or
           attributable to Q&R's actions taken or not taken
           in compliance with this Sales Plan or arising
           out of or attributable to any breach by Seller
           of this Sales Plan (including Seller's
           representations and warranties hereunder) or any
           violation by Seller of applicable laws or
           regulations, unless Q&R has been finally
           determined by an arbitration panel or court to
           have been negligent in connection with services
           provided hereunder.   This indemnification shall
           survive termination of this Sales Plan.

       (b) Notwithstanding any other provision hereof, Q&R shall not be liable to Seller for:

           (i) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or

          (ii) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as "acts of God".

  2.Seller acknowledges and agrees that in performing
    Seller's obligations hereunder neither Q&R nor any of its affiliates nor any of their respective officers, employees or other representatives is exercising any discretionary authority or discretionary control respecting management of Seller's assets, or exercising any authority or control respecting management or disposition of Seller's assets, or otherwise acting as a fiduciary (within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended, or Section 2510.3-21 of the Regulations promulgated by the United States Department of Labor) with respect to Seller or Seller's assets. Without limiting the foregoing, Seller further acknowledges and agrees that neither Q&R nor any of its affiliates nor any of their respective officers, employees or other representatives has provided any "investment advice" within the meaning of such provisions, and that no views expressed by any such person will serve as a primary basis for investment decisions with respect to Seller's assets.

F.  Agreement to Arbitrate
     1.(a)any dispute between Seller and Q&R arising out of, relating to or in connection with this Sales Plan or any transaction relating to this Sales Plan shall be determined by arbitration only before the New York Stock Exchange, Inc.; the National Association of Securities Dealers, Inc., or the Municipal Securities Rulemaking Board, as Seller may elect. If Seller makes no written election addressed to Q&R by registered mail within five days after receiving a written demand for arbitration from Q&R, Seller authorizes Q&R to elect one of the above listed forums for Seller.

       (b)Unless rules of the arbitral forum dictate otherwise, any arbitration proceeding between Seller and Q&R shall be held at a location at which the selected forum regularly conducts such proceedings nearest to the Q&R office carrying Seller's accounts at the time the claim arose; this venue shall apply even if Seller has related disputes with other parties which cannot be resolved in the sale locale. Except for simplified proceedings (small claims), any arbitration proceeding between Seller and Q&R shall be heard and decided by a panel of not fewer than three arbitrators.

       (c)The law of the Commonwealth of Massachusetts shall apply in all respects, including but not limited to determination of applicable statutes of limitation and available remedies. The award of the arbitrator or a majority of arbitrators shall be final, and judgement on the award may be entered in any state or federal court having jurisdiction.

2. Seller represents that Seller understands the terms of the above arbitration clause as follows:

          (i) Arbitration is final and binding on the parties.

         (ii) The parties are waiving their right to seek remedies in court, including the right to jury trial.

        (iii) Pre-arbitration discovery is generally more limited than and different from court proceedings.

         (iv) The arbitrators' award is not required to include factual findings or legal reasoning, and any party's right to appeal or seek modification of rulings by the arbitrators is strictly limited.

          (v) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

         (vi) No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative call action until:

              (A)  the class certification is denied;

              (B) the class is decertified; or

              (C) the customer is excluded from the class by the court.

               Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Sales Plan except to the extent stated herein.

G.   General

     1.Proceeds from each sale of Stock effected under the Sales Plan will be delivered to Seller's account at Q&R on a normal three-day settlement basis less any commission, commission equivalent, mark-up or differential and other expenses of sale to be paid to Q&R, provided that any commission hereunder shall not exceed $.05 per share.

     2.Seller and Q&R acknowledge and agree that this Sales
       Plan is a "securities contract" as such term is defined in Section 741(7) of Title 11 of the United States Code (the "Bankruptcy Code"), entitled to all of the protections given such contracts under the Bankruptcy code.

     3.This Sales Plan constitutes the entire agreement between the parties with respect to this Sales Plan and supersedes any prior agreements or understandings with regard to the Sales Plan.

     4.This Sales Plan may be amended by Seller only upon the written consent of Q&R which consent may be withheld at Q&R's sole discretion, and receipt by Q&R of the following documents, each dated as of the date of such amendment:

       (i) a representation signed by the Issuer substantially in the form of Exhibit A hereto; and

      (ii) a certificate signed by Seller certifying that the representations and warrants of Seller contained in this Sales Plan are true at and as of the date of such certificate.

     5.All notices to Q&R under this Sales Plan shall be given in the manner specified by this Sales Plan to:

                         Jason Nigro
                         Vice President
                         Quick & Reilly, Inc.
                        110 Williams Street
                         New York, NY 10038

                         Tel.:
                         Fax:

     6.Seller's rights and obligations under this Sales Plan may not be assigned or delegated without the written permission of Q&R.

     7.This Sales Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     8.If any provision of this Sales Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Sales Plan will continue and remain in full force and effect.

     9.This Sales Plan shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts and may be modified or amended only by a writing signed by the parties hereto.

     NOTICE:  THIS AGREEMENT CONTAINS A PRE-DISPUTE
ARBITRATION CLAUSE IN PARAGRAPHS F.1 AND F.2.

      [The rest of this page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have signed this Sales
Plan as of the date first written above.
                                   /s/ Robert J. Murray_____
                                   Robert J. Murray



                                   Quick & Reilly, Inc.

                                   /s/ Jason Nigro_________
                                   Name:  Jason Nigro
                                   Title: Business Manager
                                          Corporate Executive Services

                         SCHEDULE A
       STOCK OPTIONS TO BE EXERCISED UNDER SALES PLAN





                     Stock Option Plan

    Grant Date         Option Price      Outstanding Options
                                             Exercisable

2/2/1996            18.25                250,000
5/1/1997            26.375               52,417
5/1/1997            26.375               6,921

                          EXHIBIT A
                    Issuer Representation

  1.New England Business Service, Inc. (the "Issuer") represents that it has approved the Sales Plan dated
    November 3, 2003 (the "Sales Plan") between ("Seller") and Quick & Reilly, Inc. ("Q&R") relating to the common stock, par value $1.00 per share of the Issuer (the
    "Stock").

  2.The sales to be made by Q&R for the account of Seller pursuant to the Sales Plan will not violate the Issuer's insider trading policies, and to the best of the Issuer's knowledge there are no legal, contractual or regulatory restrictions applicable to Seller or Seller's affiliates as of the date of this representation that would prohibit either Seller from entering into the Sales Plan or any sale pursuant to the Sales Plan.

  3.If, at any time during the Plan Sales Period, a legal, contractual or regulatory restriction that is applicable to Seller or Seller's affiliates would prohibit any sale pursuant to the Sales Plan (other than any such restriction relating to Seller's possession or alleged possession of material nonpublic information about the Issuer or its securities), the Issuer agrees to give Q&R notice of such restriction by telephone or facsimile as soon as practicable at the numbers indicated in the Sales Plan, and shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to Seller. In any event, the Issuer shall not communicate any material nonpublic information about the Issuer or its securities to Q&R.

  4.To avoid delays in connection with transfers of stock certificates and settlement of transactions under the Sales Plan, and in acknowledgement of Q&R's agreement in paragraph B.11 of the Sales Plan that sales of Stock under the Sales Plan will be effected in compliance with Rule 144 of the Securities Act of 1933, as amended, and Q&R's agreement in paragraph C.5 of the Sales Plan to return any unsold shares to the Issuer's transfer agent for relegending to the extent such shares would then be subject to transfer restrictions in the hands of the Seller, the Issuer agrees that it will, immediately upon Seller's directing delivery of Stock into an account at Q&R in the name of and for the benefit of Seller, instruct its transfer agent to process the transfer of shares and issue a new certificate to Seller that does not bear any legend or statement restricting its transferability to a buyer.

  5.The Issuer acknowledges that Seller has authorized Q&R to serve as Seller's agent and attorney-in-fact to exercise certain options to purchase the Stock from time to time pursuant to the Sales Plan. The Issuer agrees to accept, acknowledge and effect the exercise of such options by Q&R and the delivery of the underlying Stock to Q&R (free of any legend or statement restricting its transferability to a buyer) upon receipt of a completed Stock Option Cashless
    Exercise Form in the form attached to the Sales Plan as Exhibit B.

  Dated: _______________, 200__
  New England Business Service, Inc.

  By:  _______________________
  Name:  Daniel M. Junius
  Title:  Executive Vice President, CFO
          and Treasurer

                          EXHIBIT B

             STOCK OPTION CASHLESS EXERCISE FORM

1.Instructions to New England Business Service, Inc.

A.This constitutes notice under the stock option plan of New
  England Business Service, Inc. (the "Issuer") that I elect to exercise my option to Purchase________________ shares of company stock (the "Stock") at an exercise price of $ _____________ per share.

B.  This is a (check one):  _____qualified stock option plan
                           X____ non-qualified stock option plan

C.I hereby irrevocably authorize the Issuer to (check one):
  ___ (1)register the certificate(s) representing the Stock in the name of Quick & Reilly, Inc.("Q&R"); and

      (2)deliver the certificate(s) to Q&R for deposit into my
     Plan Account;

          Account #:_____________________

              OR -


  ____deliver share to Q&R through the Depository Trust
      Company (DTC).
  Q&R Bank DTC #:______________
  Account #:_____________________

 ]                ]
     _____________________                  ______________
  (Employee Signature)                           (Date)

  II.Issuer's Acknowledgement of Option Exercise

  A.The Issuer acknowledges that it is in receipt of a valid option exercise Certificate from _____________________
    ("Employee") covering the exercise of __________ shares of the Issuer's common stock.

  B.In consideration of Q&R making a payment of $_____________ to cover the cost of exercise (including taxes, if any) of the Employee's option to purchase the shares from the Issuer, the Issuer agrees to promptly issue and deliver the shares registered in the name of Q&R for the Employee's account.

  C.Funds should be delivered (check one):
     _____ via check to:  __________________(company name)
     ___X__  via wire to:____Fleet____________(bank name)
              ABA #     _______________   (nine digits)
              Account #   __00032326701__________   (company name)

  D.The Issuer represents that the shares will be issued pursuant to an effective registration statement and that the shares will be free of any restrictive legend.

                           New England Business Service, Inc.

                           Signature:       _____________________
                           Print Name/Title:

                           Date:            _____________________